EXHIBIT 99.1
Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Second Quarter Results
ATLANTA, September 11, 2024 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its second quarter of fiscal 2024 ended August 3, 2024.
Consolidated net sales in the second quarter of fiscal 2024 of $420 million were comparable to sales in the second quarter of fiscal 2023. EPS on a GAAP basis was $2.57 compared to $3.22 in the second quarter of fiscal 2023. On an adjusted basis, EPS was $2.77 compared to $3.45 in the second quarter of fiscal 2023.
Tom Chubb, Chairman and CEO, commented, “Consumer sentiment in the second quarter continued to decline from levels earlier in the year reaching an eight month low in July. The decline led to market conditions that were weaker than expected with more consumers looking for deals and promotions as evidenced by increased sales in our outlet locations and during promotional events. Despite the challenging consumer environment, our teams continue to focus on our strategy of delivering new and compelling products and experiences for our customers. The current macroeconomic environment does not diminish our enthusiasm or commitment to our strategy to drive long-term shareholder value.
However, given the continued choppiness in the market and uncertain macroeconomic conditions, we have lowered our fiscal 2024 sales and EPS guidance to reflect current industry trends. Amidst this difficult environment, we are actively seeking opportunities to reduce SG&A spend without impairing our long-term growth prospects as our playbook to achieving forecasted results will be, as always, protecting the strength and integrity of our brands and avoiding short-sighted reactions to current market conditions. From a cash flow perspective, we expect strong 2024 cash flow from operations, as evidenced by the repayment of our outstanding debt balance at the end of the second quarter. Simultaneously, we continue to invest in supporting the future of our business to deliver profitable growth on a sustained basis.”
Mr. Chubb concluded, “Our teams have navigated challenging economic cycles before and I am confident that we have the right people and strategies in place to emerge on the other side of this difficult market with the health of our brands intact and our consumer connections as strong as ever.”
Second Quarter of Fiscal 2024 versus Fiscal 2023

Net Sales by Operating Group	Second Quarter
($ in millions)	2024	2023	% Change
Tommy Bahama	$245.1	$245.4	(0.1%)
Lilly Pulitzer	91.7	91.3	0.4%
Johnny Was	50.3	52.0	(3.4%)
Emerging Brands	32.9	31.6	4.3%
Other	(0.1)	(0.1)	NM
Total Company	$419.9	$420.3	(0.1%)

•Consolidated net sales of $420 million were comparable to sales of $420 million in the second quarter of fiscal 2023.
◦Full-price direct-to-consumer (DTC) sales increased 1% to $305 million versus the second quarter of fiscal 2023.
▪Full-price retail sales of $152 million were 1% higher than the prior-year period.
▪E-commerce sales of $153 million were comparable to last year.
◦Outlet sales were $21 million, a 4% increase versus prior-year results.
◦Food and beverage sales of $29 million were comparable to last year.
◦Wholesale sales of $65 million were 5% lower than the second quarter of fiscal 2023.
•Gross margin was 63.1% on a GAAP basis, compared to 63.9% in the second quarter of fiscal 2023. The decrease in gross margin was primarily due to full-price retail and e-commerce sales representing a lower proportion of net sales at Tommy Bahama, Lilly Pulitzer and Johnny Was with more sales occurring during promotional and clearance events. This decrease was partially offset by a $1 million lower LIFO accounting charge. Adjusted gross margin, which excludes the effect of LIFO accounting, decreased to 63.3% compared to 64.3% on an adjusted basis in the prior-year period.
•SG&A was $217 million compared to $205 million last year. This increase was primarily driven by expenses related to 30 new store openings since the second quarter of fiscal 2023, pre-opening expenses related to additional stores planned to open during the remainder of fiscal 2024, including 4 new Tommy Bahama Marlin Bars, and the addition of Jack Rogers. On an adjusted basis, SG&A was $213 million compared to $202 million in the prior-year period.
•Royalties and other operating income of $4 million were comparable to the second quarter of fiscal 2023.
•Operating income was $53 million, or 12.5% of net sales, compared to $68 million, or 16.1% of net sales, in the second quarter of fiscal 2023. On an adjusted basis, operating income decreased to $57 million, or 13.5% of net sales, compared to $73 million, or 17.3% of net sales, in the second quarter of fiscal 2023. The decreased operating income includes the impact of lower gross margin and higher SG&A as the Company continues to invest in the business.
•Interest expense was less than $1 million compared to $1 million in the prior year period. The decreased interest expense was primarily due to a lower average outstanding debt balance during the second quarter of fiscal 2024 than the second quarter of fiscal 2023. Strong cash flows allowed for the repayment of our long-term debt balance during the second quarter of fiscal 2024.
•The effective tax rate in the second quarter of fiscal 2024 of 22.5% was comparable to the second quarter of fiscal 2024. Both periods benefited primarily from discrete tax benefits for stock-based compensation.

Balance Sheet and Liquidity
Inventory decreased $22 million, or 14%, on a LIFO basis and $13 million, or 6%, on a FIFO basis compared to the end of the second quarter of fiscal 2023. Inventory decreased in all operating groups except Johnny Was primarily due to the continued initiatives to closely manage inventory purchases and reduce on-hand inventory levels.
During the first half of fiscal 2024 cash flow from operations was $122 million compared to $153 million in the first half of fiscal 2023. The cash flow from operations in the first half of fiscal 2024 provided sufficient cash to fund $54 million of capital expenditures, $22 million of dividends and $29 million of debt repayment.
During the second quarter of fiscal 2024, the Company repaid its remaining long-term debt and had no borrowings outstanding, compared to $48 million of borrowings outstanding at the end of the second quarter of fiscal 2023. The Company had $18 million of cash and cash equivalents versus $8 million of cash and cash equivalents at the end of the second quarter of fiscal 2023.
Dividend
The Board of Directors declared a quarterly cash dividend of $0.67 per share. The dividend is payable on November 1, 2024 to shareholders of record as of the close of business on October 18, 2024. The Company has paid dividends every quarter since it became publicly owned in 1960.
Outlook
For fiscal 2024 ending on February 1, 2025, the Company revised its sales and EPS guidance. The Company now expects net sales in a range of $1.51 billion to $1.54 billion as compared to net sales of $1.57 billion in fiscal 2023. In fiscal 2024, GAAP EPS is expected to be between $6.28 and $6.58 compared to fiscal 2023 GAAP EPS of $3.82. Adjusted EPS is expected to be between $7.00 and $7.30, compared to fiscal 2023 adjusted EPS of $10.15.
For the third quarter of fiscal 2024, the Company expects net sales to be between $310 million and $325 million compared to net sales of $327 million in the third quarter of fiscal 2023. Earnings on a GAAP basis per share are expected to be in a range of a loss of $0.16 to net earnings of $0.04 in the third quarter compared to GAAP net earnings per share of $0.68 in the third quarter of fiscal 2023. Adjusted EPS is expected to be between $0.00 and $0.20 compared to adjusted EPS of $1.01 in the third quarter of fiscal 2023.
The Company anticipates interest expense of $2 million in fiscal 2024, including the $1 million in the first half of fiscal 2024, with interest expense expected to be less than $1 million in each of the third and fourth quarters of fiscal 2024. The Company’s effective tax rate is expected to be approximately 24% for the full year of fiscal 2024.
Capital expenditures in fiscal 2024, including the $54 million in the first half of fiscal 2024, are expected to be approximately $150 million compared to $74 million in fiscal 2023. This is a reduction from the Company’s prior estimate due to the timing of cash flows related to investments for future growth, including the timing of spend associated with a multi-year project to build a new distribution center in Lyons, Georgia to ensure best-in-class direct to consumer throughput capabilities for our brands. The planned year-over-year increase in capital expenditures includes approximately $75 million now budgeted in fiscal 2024 for the distribution center project. Additionally, we will invest in new brick and mortar locations, relocations and remodels of existing locations resulting in a year-over-year net increase of full price stores of approximately 30 by the end of fiscal 2024, which includes an additional approximately 15 planned to open in the second half of the year. We will also continue with our investments in our various technology systems initiatives, including e-commerce and omnichannel capabilities, data management and analytics, customer data and insights, cybersecurity, automation including artificial intelligence and infrastructure.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through September 25, 2024 by dialing (412) 317-6671 access code 13748517.
About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company®, Duck Head® and Jack Rogers® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.
Basis of Presentation
All per share information is presented on a diluted basis.
Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.
Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, elevated interest rates, concerns about the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors; possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures and the impact of the 2024 U.S presidential election; competitive conditions and/or evolving consumer shopping patterns, particularly in a highly promotional retail environment; acquisition activities (such as the acquisition of Johnny Was), including our ability to integrate key functions, recognize anticipated synergies and minimize related disruptions or distractions to our business as a result of these activities; supply chain disruptions; costs and availability of labor and freight deliveries, including our ability to appropriately staff our retail stores and food & beverage locations; costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers; energy costs; our ability to respond to rapidly changing consumer expectations; unseasonal or extreme weather conditions or natural disasters; the ability of business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, to meet their obligations to us and/or continue our business relationship to the same degree as they have historically; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems; the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences; the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business; changes in international, federal or state tax, trade and other laws and regulations, including the potential for increases or changes in duties, tariffs or quotas; the timing of shipments requested by our wholesale customers; fluctuations and volatility in global financial and/or real estate markets; our ability to identify and secure suitable locations for new retail store and food & beverage openings; the timing and cost of retail store and food & beverage location openings and remodels, technology implementations and other capital expenditures; the timing, cost and successful implementation of changes to our distribution network; pandemics or other public health crises; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on sustainability issues and practices; the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; the risk of impairment to goodwill and other intangible assets such as the recent impairment charges incurred in our Johnny Was segment; and geopolitical risks, including ongoing challenges between the United States and China and those related to the ongoing war in Ukraine, the Israel-Hamas war and the conflict in the Red Sea region. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.
Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Annual Report on Form 10-K for Fiscal 2023, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	August 3,	July 29,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$18,421	$7,790
Receivables, net	63,542	55,583
Inventories, net	139,583	161,866
Income tax receivable	19,437	19,401
Prepaid expenses and other current assets	46,213	37,740
Total Current Assets	$287,196	$282,380
Property and equipment, net	219,606	188,004
Intangible assets, net	256,192	277,114
Goodwill	27,309	123,079
Operating lease assets	321,474	241,452
Other assets, net	41,874	34,336
Deferred income taxes	18,871	3,493
Total Assets	$1,172,522	$1,149,858

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$74,133	$76,216
Accrued compensation	23,774	20,481
Current portion of operating lease liabilities	66,854	67,676
Accrued expenses and other liabilities	62,163	68,188
Total Current Liabilities	$226,924	$232,561
Long-term debt	—	48,472
Non-current portion of operating lease liabilities	298,704	219,207
Other non-current liabilities	25,338	20,402
Deferred income taxes	—	4,587
Shareholders’ Equity
Common stock, $1.00 par value per share	15,695	15,630
Additional paid-in capital	181,901	170,789
Retained earnings	426,867	440,319
Accumulated other comprehensive loss	(2,907)	(2,109)
Total Shareholders’ Equity	$621,556	$624,629
Total Liabilities and Shareholders’ Equity	$1,172,522	$1,149,858

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Second Quarter		First Half
	Fiscal 2024	Fiscal 2023	Fiscal 2024	Fiscal 2023
Net sales	$419,886	$420,319	$818,070	$840,416
Cost of goods sold	154,875	151,590	294,698	296,558
Gross profit	$265,011	$268,729	$523,372	$543,858
SG&A	216,851	205,231	429,954	408,380
Royalties and other operating income	4,350	4,176	11,543	12,497
Operating income (loss)	$52,510	$67,674	$104,961	$147,975
Interest expense, net	89	1,297	963	3,639
Earnings before income taxes	$52,421	$66,377	$103,998	$144,336
Income tax expense	11,779	14,924	24,983	34,345
Net earnings (loss)	$40,642	$51,453	$79,015	$109,991

Net earnings (loss) per share:
Basic	$2.59	$3.31	$5.06	$7.06
Diluted	$2.57	$3.22	$4.99	$6.86
Weighted average shares outstanding:
Basic	15,662	15,550	15,629	15,589
Diluted	15,830	15,979	15,838	16,025
Dividends declared per share	$0.67	$0.65	$1.34	$1.30

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Half
	Fiscal 2024	Fiscal 2023
Cash Flows From Operating Activities:
Net earnings	$79,015	$109,991
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	27,182	23,128
Amortization of intangible assets	5,909	7,331
Equity compensation expense	8,579	7,508
Gain on sale of property and equipment	—	(1,756)
Amortization and write-off of deferred financing costs	193	368
Deferred income taxes	5,258	1,451
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	94	(11,611)
Inventories, net	19,774	57,947
Income tax receivable	112	39
Prepaid expenses and other current assets	(3,189)	360
Current liabilities	(11,100)	(39,471)
Other balance sheet changes	(10,089)	(2,785)
Cash provided by operating activities	$121,738	$152,500
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(315)	(3,320)
Purchases of property and equipment	(53,528)	(31,410)
Proceeds from the sale of property, plant and equipment	—	2,125
Other investing activities	(304)	(33)
Cash used in investing activities	$(54,147)	$(32,638)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(193,096)	(334,225)
Proceeds from revolving credit arrangements	163,792	263,686
Deferred financing costs paid	—	(1,661)
Repurchase of common stock	—	(18,987)
Proceeds from issuance of common stock	1,020	1,090
Repurchase of equity awards for employee tax withholding liabilities	(6,199)	(9,941)
Cash dividends paid	(21,939)	(20,843)
Other financing activities	(300)	—
Cash used in financing activities	$(56,722)	$(120,881)
Net change in cash and cash equivalents	10,869	(1,019)
Effect of foreign currency translation on cash and cash equivalents	(52)	(17)
Cash and cash equivalents at the beginning of year	7,604	8,826
Cash and cash equivalents at the end of period	$18,421	$7,790

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Second Quarter			First Half
AS REPORTED	Fiscal 2024	Fiscal 2023	% Change	Fiscal 2024	Fiscal 2023	% Change
Tommy Bahama
Net sales	$245.1	$245.4	(0.1)%	$470.7	$484.9	(2.9)%
Gross profit	$150.7	$155.3	(3.0)%	$299.0	$313.5	(4.6)%
Gross margin	61.5%	63.3%		63.5%	64.7%
Operating income	$40.9	$51.0	(19.8)%	$83.6	$106.6	(21.6)%
Operating margin	16.7%	20.8%		17.8%	22.0%
Lilly Pulitzer
Net sales	$91.7	$91.3	0.4%	$180.1	$188.8	(4.6)%
Gross profit	$62.1	$63.1	(1.5)%	$121.4	$131.4	(7.6)%
Gross margin	67.8%	69.1%		67.4%	69.6%
Operating income	$16.9	$18.6	(8.8)%	$32.5	$43.1	(24.6)%
Operating margin	18.5%	20.3%		18.0%	22.8%
Johnny Was
Net sales	$50.3	$52.0	(3.4)%	$101.5	$101.5	0.0%
Gross profit	$33.4	$35.9	(6.9)%	$66.7	$69.5	(4.1)%
Gross margin	66.5%	69.1%		65.7%	68.5%
Operating income	$(1.7)	$3.8	(143.0)%	$(1.3)	$6.3	(120.9)%
Operating margin	(3.3) %	7.4%		(1.3) %	6.2%
Emerging Brands
Net sales	$32.9	$31.6	4.3%	$65.9	$65.6	0.5%
Gross profit	$19.7	$15.8	24.9%	$39.3	$31.4	24.9%
Gross margin	59.9%	50.0%		59.5%	47.9%
Operating income	$2.8	$3.0	(7.1)%	$6.6	$6.9	(4.8)%
Operating margin	8.5%	9.6%		10.0%	10.6%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM	$(0.2)	$(0.3)	NM
Gross profit	$(1.0)	$(1.4)	NM	$(3.0)	$(2.0)	NM
Operating loss	$(6.5)	$(8.8)	NM	$(16.4)	$(14.9)	NM
Consolidated
Net sales	$419.9	$420.3	(0.1)%	$818.1	$840.4	(2.7)%
Gross profit	$265.0	$268.7	(1.4)%	$523.4	$543.9	(3.8)%
Gross margin	63.1%	63.9%		64.0%	64.7%
SG&A	$216.9	$205.2	5.7%	$430.0	$408.4	5.3%
SG&A as % of net sales	51.6%	48.8%		52.6%	48.6%
Operating income	$52.5	$67.7	(22.4)%	$105.0	$148.0	(29.1)%
Operating margin	12.5%	16.1%		12.8%	17.6%
Earnings before income taxes	$52.4	$66.4	(21.0)%	$104.0	$144.3	(27.9)%
Net earnings	$40.6	$51.5	(21.0)%	$79.0	$110.0	(28.2)%
Net earnings per diluted share	$2.57	$3.22	(20.3)%	$4.99	$6.86	(27.3)%
Weighted average shares outstanding - diluted	15.8	16.0	(0.9)%	15.8	16.0	(1.2)%

	Second Quarter			First Half
ADJUSTMENTS	Fiscal 2024	Fiscal 2023	% Change	Fiscal 2024	Fiscal 2023	% Change
LIFO adjustments(1)	$0.6	$1.4		$2.9	$2.8
Amortization of Johnny Was intangible assets(2)	$2.7	$3.5		$5.4	$6.9
Gain on sale of Merida manufacturing facility(3)	$0.0	$0.0		$0.0	$(1.8)
Johnny Was distribution center relocation costs(4)	$0.9	$0.0		$0.9	$0.0
Impact of income taxes(5)	$(1.1)	$(1.3)		$(2.3)	$(2.1)
Adjustment to net earnings(6)	$3.2	$3.6		$6.9	$5.9
AS ADJUSTED
Tommy Bahama
Net sales	$245.1	$245.4	(0.1)%	$470.7	$484.9	(2.9)%
Gross profit	$150.7	$155.3	(3.0)%	$299.0	$313.5	(4.6)%
Gross margin	61.5%	63.3%		63.5%	64.7%
Operating income	$40.9	$51.0	(19.8)%	$83.6	$106.6	(21.6)%
Operating margin	16.7%	20.8%		17.8%	22.0%
Lilly Pulitzer
Net sales	$91.7	$91.3	0.4%	$180.1	$188.8	(4.6)%
Gross profit	$62.1	$63.1	(1.5)%	$121.4	$131.4	(7.6)%
Gross margin	67.8%	69.1%		67.4%	69.6%
Operating income	$16.9	$18.6	(8.8)%	$32.5	$43.1	(24.6)%
Operating margin	18.5%	20.3%		18.0%	22.8%
Johnny Was
Net sales	$50.3	$52.0	(3.4)%	$101.5	$101.5	0.0%
Gross profit	$33.4	$35.9	(6.9)%	$66.7	$69.5	(4.1)%
Gross margin	66.5%	69.1%		65.7%	68.5%
Operating income	$2.0	$7.3	(73.0)%	$5.0	$13.3	(62.1)%
Operating margin	3.9%	14.1%		5.0%	13.1%
Emerging Brands
Net sales	$32.9	$31.6	4.3%	$65.9	$65.6	0.5%
Gross profit	$19.7	$15.8	24.9%	$39.3	$31.4	24.9%
Gross margin	59.9%	50.0%		59.5%	47.9%
Operating income	$2.8	$3.0	(7.1)%	$6.6	$6.9	(4.8)%
Operating margin	8.5%	9.6%		10.0%	10.6%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM	$(0.2)	$(0.3)	NM
Gross profit	$(0.4)	$0.1	NM	$(0.1)	$0.8	NM
Operating loss	$(5.9)	$(7.4)	NM	$(13.5)	$(13.9)	NM
Consolidated
Net sales	$419.9	$420.3	(0.1)%	$818.1	$840.4	(2.7)%
Gross profit	$265.6	$270.2	(1.7)%	$526.2	$546.6	(3.7)%
Gross margin	63.3%	64.3%		64.3%	65.0%
SG&A	$213.2	$201.8	5.7%	$423.6	$401.5	5.5%
SG&A as % of net sales	50.8%	48.0%		51.8%	47.8%
Operating income	$56.8	$72.6	(21.8)%	$114.2	$155.9	(26.8)%
Operating margin	13.5%	17.3%		14.0%	18.6%
Earnings before income taxes	$56.7	$71.3	(20.5)%	$113.2	$152.3	(25.6)%
Net earnings	$43.8	$55.1	(20.5)%	$85.9	$115.9	(25.9)%
Net earnings per diluted share	$2.77	$3.45	(19.7)%	$5.42	$7.23	(25.0)%

	Second Quarter	Second Quarter	Second Quarter	First Half	First Half
	Fiscal 2024	Fiscal 2024	Fiscal 2023	Fiscal 2024	Fiscal 2023
	Actual	Guidance(7)	Actual	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$2.57	$2.82 - 3.02	$3.22	$4.99	$6.86
LIFO adjustments(1)(8)	0.03	0.00	0.07	0.13	0.13
Amortization of Johnny Was intangible assets(2)(8)	0.13	0.13	0.16	0.26	0.32
Gain on sale of Merida manufacturing facility(3)(8)	0.00	0.00	0.00	0.00	(0.08)
Johnny Was distribution center relocation costs(4)(8)	0.04	0.00	0.00	0.04	0.00
As adjusted(5)	$2.77	$2.95 - 3.15	$3.45	$5.42	$7.23

	Third Quarter	Third Quarter
	Fiscal 2024	Fiscal 2023
	Guidance(10)	Actual
Net earnings per diluted share:
GAAP basis	$(0.16) - 0.04	$0.68
LIFO adjustments(9)	0.00	0.17
Amortization of Johnny Was intangible assets(2)	0.13	0.16
Johnny Was distribution center relocation costs(4)	0.03	0.00
As adjusted(5)	$0.00 - 0.20	$1.01

	Fiscal 2024	Fiscal 2023
	Guidance(10)	Actual
Net earnings per diluted share:
GAAP basis	$6.28 - 6.58	$3.82
Johnny Was impairment charges(11)	0.00	5.21
LIFO adjustments(1)(8)	0.11	0.45
Amortization of Johnny Was intangible assets(2)(8)	0.50	0.65
Gain on sale of Merida manufacturing facility(3)(8)	0.00	(0.08)
Johnny Was distribution center relocation costs(4)(8)	0.11	0.00
Impairment of investment in unconsolidated entity(12)	0.00	0.12
As adjusted(5)	$7.00 - 7.30	$10.15

(1)LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2)Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.
(3)Gain on sale of Merida manufacturing facility represents the gain on sale of Oxford's last owned manufacturing facility, which was located in Merida, Mexico and previously operated by the Lanier Apparel operating group. The gain is included in royalties and other operating income in Corporate and Other in Fiscal 2023.
(4)Johnny Was distribution center relocation costs relate to the transition of Johnny Was distribution center operations from Los Angeles, California to Lyons, Georgia including systems integrations, employee bonuses and severance agreements, moving costs and occupancy expenses related to the vacated distribution centers. These charges are included in SG&A in Johnny Was.
(5)Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(6)Amounts in columns may not add due to rounding.
(7)Guidance as issued on June 12, 2024.
(8)Adjustments shown net of income taxes.
(9)No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(10) Guidance as issued on September 11, 2024.
(11) Johnny Was impairment charges represent the impact of the impairment of the Johnny Was goodwill and intangible asset balances, net of income taxes, on net earnings per share in Fiscal 2023.
(12) Impairment of investment in unconsolidated entity represents the impact, net of income taxes, on net earnings per share relating to the impairment of the ownership interest in an unconsolidated entity in Fiscal 2023.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2023
Tommy Bahama
Full-price retail store	103	101	102	102
Retail-food & beverage	21	22	21	22
Outlet	33	33	34	34
Total Tommy Bahama	157	156	157	158
Lilly Pulitzer full-price retail store	59	59	61	60
Johnny Was
Full-price retail store	65	67	71	72
Outlet	2	2	2	3
Total Johnny Was	67	69	73	75
Emerging Brands
Southern Tide full-price retail store	9	13	15	19
TBBC full-price retail store	3	3	3	3
Total Oxford	295	300	309	315

Fiscal 2024
Tommy Bahama
Full-price retail store	102	103
Retail-food & beverage	23	23
Outlet	35	36
Total Tommy Bahama	160	162
Lilly Pulitzer full-price retail store	60	60
Johnny Was
Full-price retail store	75	76
Outlet	3	3
Total Johnny Was	78	79
Emerging Brands
Southern Tide full-price retail store	20	24
TBBC full-price retail store	4	5
Total Oxford	322	330